Exhibit 99.1

Myriad Genetics Appoints Ben Wheeler Chief Financial Officer

SALT LAKE CITY, August 18, 2025 – Myriad Genetics, Inc. (NASDAQ: MYGN), a leader in molecular diagnostic testing and precision medicine, today announced that Ben Wheeler has been promoted to Chief Financial Officer, effective August 16, 2025.

Ben has been with Myriad for more than 13 years, joining the Company in December 2011 as assistant controller and advancing through leadership roles including vice president, corporate controller; senior vice president, accounting; and since 2022, chief financial officer, operations.

Scott Leffler, who has served as Chief Financial Officer since January 2024, will transition to a consulting role serving the CEO and the Board of Directors through September 2, 2025.

“We want to thank Scott for his contributions to Myriad,” said Sam Raha, President and CEO of Myriad Genetics. “We are happy to have Ben as our next CFO. His extensive knowledge of our business, strong financial expertise, and proven leadership will be instrumental in enabling the execution of our profitable growth strategy going forward.”

“I’m excited for this opportunity to lead the finance team and play a pivotal role in advancing Myriad’s mission and long-term growth strategy,” said Mr. Wheeler. “I look forward to partnering with Sam and the rest of the executive team to positively impact an increasing number of patient lives and to generate lasting value for our shareholders.”

The company is reaffirming its financial guidance for the full-year 2025, as announced during its second quarter 2025 earnings call on August 5, 2025.

About Myriad Genetics
Myriad Genetics is a leading molecular diagnostic testing and precision medicine company dedicated to advancing health and well-being for all. Myriad Genetics develops and offers molecular tests that help assess the risk of developing disease or disease progression and guide treatment decisions across medical specialties where molecular insights can significantly improve patient care and lower healthcare costs. For more information, visit www.myriad.com.

Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including that the company is reaffirming its financial guidance for the full-year 2025, as announced during its second quarter 2025 earnings call, and that Mr. Wheeler’s extensive knowledge of the company’s business, strong financial expertise, and proven leadership will be instrumental in enabling the execution of the company’s profitable growth strategy going forward. These “forward-looking statements” are management’s expectations of future events as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results, conditions, and events to differ materially and adversely from those anticipated. Such factors include those risks described in the company’s filings with the U.S. Securities and Exchange Commission, including the company’s Annual Report on Form 10-K filed on February 28, 2025, as well as any updates to those risk factors filed from time to time in the company’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Myriad is not under any obligation, and it expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

Investor Contact
Matt Scalo
(801) 584-3532
IR@myriad.com

Media Contact
Katie Schraml
(224) 875-4493
PR@myriad.com

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